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                                                          Exhibit No. EX-99.p.2

                                     REVISED
                         DIMENSIONAL FUND ADVISORS INC.
                               DFA SECURITIES INC.
                               DFA AUSTRALIA LTD.
                                 CODE OF ETHICS
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                              DATED APRIL 24, 1998
GENERAL

         This amended and restated Code of Ethics is adopted by Dimensional Fund Advisors Inc. ("DFA"), DFA Securities Inc. ("DFAS") and DFA Australia Ltd. ("DFAL") this 24th day of April, 1998 pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended. It is the policy of DFA, DFAS and DFAL (hereinafter referred to as "Employers") in connection with personal securities investments of access persons1, that such persons at all times shall place the interests of Employers' clients first. All personal securities transactions of access persons shall be conducted in a manner consistent with this Code of Ethics and to avoid any actual or potential conflict of interest and any abuse of an access person's position of trust and responsibility. An access person may not take inappropriate advantage of his or her position with Employers.

1. PROHIBITIONS

         No access person of Employers


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1 For the meaning of all terms marked with a footnote, see section 6 of the Code
"Definitions."[TOWHOM] March 15, 2000 Page 2

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         (a) In connection with the purchase or sale by such person of a security held or to be acquired by a registered investment company for which DFA or DFAL act as investment adviser or DFAS acts as the principal underwriter.

                  (i) shall employ any device, scheme or artifice to defraud such registered investment company;

                  (ii) shall make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (iii) shall engage in any act, practice, or course of business which operates or would operate as a fraud-or deceit upon such registered investment company; or

                  (iv) shall engage in any manipulative practice with respect to such registered investment company.

         (b) Shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the rime of such purchase or sale:

                  (i) is being considered for purchase or sale by such registered investment company; or (ii) is then being purchased or sold by such registered investment company.

         (c)      Shall, in addition to the above-stated prohibitions:

                  (i) acquire any securities in an initial public offering; PROVIDED, HOWEVER, that such prohibition shall not apply to a purchase of securities in the retail tranche of a new issue

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where such securities are acquired through a retail application form which does not disclose, and where allotment is not dependent on, the applicants affiliation with Employers;

                  (ii) acquire securities in a private placement, except as provided in section 2(f) herein;

                  (iii) accept any personal gift of more than DE MINIMIS value from any person or entity that does business with, or on behalf of an Employers' account of any client, or

                  (iv) serve on the board of directors of a publicly traded company, except as provided in section 2(g) herein.

2.       EXEMPTED TRANSACTIONS

         The prohibitions of Section 1 of this Code shall not apply to:

         (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

         (b) Purchases or sales of securities which are not eligible for purchase or sale by a registered investment company for which DFA or DFAL act as the investment adviser or DFAS acts as the principal underwriter.

         (c) Purchases or sales which are non-volitional on the part of either the access person or a registered investment company for which DFA or DFAL act as the investment adviser or DFAS acts as the principal underwriter.

         (d) Purchases which are part of an automatic dividend reinvestment plan.

         (e) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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         (f) Purchase or sale requests which receive the prior approval of the
President or the Executive Vice President of a registered investment company for which DFA or DFAL act as the investment adviser or DFAS acts as the principal underwriter because there exists only a remote potential for a conflict of interest with such registered investment company because they would be very unlikely to affect a highly institutional market, or when they clearly are not related economically to the securities to be purchased, sold or held by such registered investment company. The Secretary of Employers, as the case may be, shall record any action taken pursuant to this subsection 2(f).

         (g) Service by an access person on the board of directors of a publicly traded company. Such access person shall, however, inform the President or Chief Investment Officer of each Employer of such appointment. In the event that the President or Chief Investment Officer, in consultation with outside counsel, should decide that the potential for conflicts of interests exists with respect to such person's obligations as a director and Employees duties to its clients, the President or Chief Investment Officer may, acting upon the recommendations of outside counsel, place restrictions on the activities of, or information received by, such access person.

3. PROCEDURAL MATTERS

         (a)      The Secretary of Employers shall:

                  (1) Furnish a copy of this Code to each access person of Employers and obtain from each such person a written acknowledgment of the receipt thereof. Each access person shall provide the Secretary, on an annual

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basis, with an executed certificate stating that he or she has read and understood each Employees Code of Ethics, respectively, and recognize that he or she is subject to the Code. In addition, each access person shall certify to the Secretary on an annual basis that he or she has complied with the requirements of each Employees Code of Ethics and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

                  (2) Notify each such access person of his/her obligation to file reports as provided by Section 4 of this Code.

                  (3) Report to the Board of Directors at the next occurring regular meeting the facts contained in any reports filed with the Secretary pursuant to Section 4 of this Code when any such report indicates that an access person engaged in a transaction in a security held or to be acquired by the Fund.
                  (4) Maintain any records required by paragraph (d) of Rule 17j-1.

                  (5) Maintain any records pursuant to Section 2(f) of this Code.

                  (6) Maintain the records of any violation of this Code, and/or any action taken as a result of such violation in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

4.       REPORTING

         (a) Every access person of Employers shall report to such Employers, as the case may be, the information described in Section 4(b) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence; and, provided, further, no access person of DFA or DFAL shall be required to make a report with respect to information which

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would be duplicative of information recorded pursuant to Rule 204-2(a)(12) or
204-2(a)(13) under the Investment Advisers Act of 1940.

         (b) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and may be on the form provided by DFA or DFAL, a copy of which is attached hereto, the report shall contain the following information:

                   (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                   (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                   (iii) The price at which the transaction was effected; and,

                   (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

         (c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect beneficial ownership in the security to which the report relates.

5.       VIOLATIONS

         Upon being apprised of facts which indicate that a violation of this Code may have occurred, the Board of Directors of Employers, as the case may be, shall determine whether, in its judgment, the conduct being considered did in fact violate the provisions of this Code. If the Board of Directors determines that a violation of this Code has occurred, the Board may impose such sanctions as it deems appropriate in the circumstances. If the person whose conduct is being considered by the Board is a member of such Board, he/she shall not be eligible to
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participate in the judgment of the Board as to whether a violation exists or in whether, or to what extent, sanctions should be imposed.

6. DEFINITIONS

         (a) For purposes of this Code, the words appearing below in quotation marks shall have the meanings ascribed thereto; provided however, that all such terms shall be construed in a manner consistent with the definitions thereof contained in Rule 17j-1.

                (1) "Access person" means (A) with respect to DFA or DFAL, each officer and director of such Employers and each employee of such Employers who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a registered investment company for which such Employers act as investment adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to such Employers who obtain information concerning recommendations made to such company with regard to the purchase or sale of a security, and (B) with respect to DFAS, each officer and director of DFAS who in the ordinary course of his business makes, participates in or obtains information regarding the purchase or sale of securities for any registered investment company for which DFAS acts as the principal underwriter or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation to such investment company regarding the purchase or sale of securities.

                (2) "Security" means all securities except securities issued by the Government of the United States, bankers' acceptances, certificates of deposit, commercial paper and shares of registered open-end investment companies.

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                (3) A "security held or to be acquired" by a registered
investment company means any security which, within the most recent 15 days (i) is or has been held by such company; or (ii) is being or has been considered by such company or its investment advisor for purchase by such company.

                (4) "Beneficial ownership" of a security by an access person shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which such access person has or acquires. In general, a person may be regarded as having beneficial ownership of securities held in the name of:

         (a)    a husband, wife, registered domestic partner or minor child;

         (b)    a relative sharing the same house;

         (c)    anyone else if the access person:

                (i) obtains benefits substantially equivalent to ownership of the securities, or

                (ii) can obtain ownership of the securities immediately or at some future time. The requirements of this Code are not applicable to transactions for any account over which the access person has no influence or control. If in doubt, the amass person may state on any form required to be completed under the provisions of this Code that he/she disclaims any beneficial ownership in the securities involved.


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